UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2021

Commission File Number: 000-56142

OBITX, INC.
(Exact name of registrant as specified in charter)

DELAWARE	82-1091922
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3027 US HIGHWAY 17, FLEMING ISLAND, FL	32003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number 321-802-2474

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

As used in this report, the terms “Company,” “our company,” “us,” “OBITX,”, “we” and “our” refer to OBITX, Inc. unless the context requires otherwise

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 15, 2021, Michael Hawkins resigned as Chief Executive Officer of the Company, effective as of that date. The resignation of Mr. Hawkins did not result from any disagreement with the Company. Mr. Hawkins will continue to serve as the company’s Chairman and Chief Financial Officer.

On March 15, 2021, the Board of Directors of the Company appointed Eric Jaffe as the Chief Executive Officer of the Company, effective immediately.

Mr. Jaffe is an industry leading technology professional, CEO and serial entrepreneur, bringing a wealth and expertise to OBITX in business management. In his career he has had the opportunity to lead or be a part of many great teams that have leveraged vision, strategy, technology and great people to create great companies. His experience has focused on the manufacturing, legal, non-profit, blockchain and technology industries. Eric Jaffe has grown companies from start-up to successful acquisition that have grown into national leaders in their space. He has been a part of no less than 11 technology company acquisitions and has continually been on the forefront of emerging technologies. Mr. Jaffe was an early adopter of Bitcoin and blockchain having championed it and created companies around it since 2015. Through his consulting practice he has helped no less than 35 major companies set their technology strategy and accelerate their business growth. He couldn’t be more excited than to have this opportunity to lead a great team in fulfilling Obitix’s incredible vision. He is a graduate of Florida International University with a degree in Business Management and carries multiple technological certifications.

Item 9.01. Financial Statements and Exhibits.

Exhibit	Description

99.1.	Press release dated March 15, 2021.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OBITX, INC.

Date: March 15, 2021	By:	/s/ Michael Hawkins
Michael Hawkins
Chief Financial Officer

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